Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 6, 2026

among

CROSS COUNTRY HEALTHCARE, INC.,

KL CRISS CROSS INTERMEDIATE, LLC

and

KL CRISS CROSS MERGER SUB, INC.

TABLE OF CONTENTS

i

Exhibit A Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of May 6, 2026, among Cross Country Healthcare, Inc., a Delaware corporation (the “Company”), KL Criss Cross Intermediate, LLC, a Delaware limited liability company (“Parent”), and KL Criss Cross Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the board of directors of the Company (the “Board of Directors”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its stockholders, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (c) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions contained herein, (d) subject to Section 6.04 and Article 10 hereof, directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (e) resolved, subject to Section 6.04(b) hereof, to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the stockholders of the Company; and

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of Parent and Merger Sub, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and (c) approved this Agreement, the execution and delivery of this Agreement, the performance of their respective agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01. Definitions.  As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“ABL Credit Agreement” has the meaning set forth in Section 6.06(a)(i).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms, with respect to confidentiality and use, taken as a whole, that are not materially less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain any standstill or similar provision).

“Acquisition Proposal” means (other than the Merger) any inquiry, indication of interest, proposal or offer from any Person or group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of (1) 20% or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company or 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, (iii) tender offer or exchange offer that, if consummated, would result in such Person or group beneficially owning (1) 20% or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, under which such Person or group would acquire, directly or indirectly, (A) assets (including securities of the Company’s Subsidiaries) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries, or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of (1) 20% or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis.

“Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company and vice versa; provided further that each of KL Champion Holdings LP and All Star shall be deemed to be an Affiliate of Parent.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to bribery or corruption.

“Antitrust Division” has the meaning set forth in Section 8.01(b).

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, act, statute, code, rule, ordinance, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Balance Sheet Date” has the meaning set forth in Section 4.10.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capitalization Date” has the meaning set forth in Section 4.05(a).

“CBA” has the meaning set forth in Section 4.18(a).

“Certificate of Merger” has the meaning set forth in Section 2.01(c).

“Certificated Shares” has the meaning set forth in Section 2.03(a).

“Certificates” has the meaning set forth in Section 2.03(a).

“Chosen Courts” has the meaning set forth in Section 11.08.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Balance Sheet Date, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025.

“Company Cash Amount” has the meaning set forth in Section 2.03(a).

“Company Common Shares” has the meaning set forth in Section 4.05(a).

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub or their Representatives.

“Company Equity Awards” has the meaning set forth in Section 2.05(c).

“Company Financial Statements” has the meaning set forth in Section 4.08.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, (A) would reasonably be expected to prevent or materially impair the Company’s ability to consummate the transactions contemplated by this Agreement on or before the End Date or (B) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, provided that, for purposes of this clause (B), excluding any Effect arising out of or resulting from (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) changes or prospective changes in Applicable Law or the interpretation thereof, (iii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodities or currency markets (including changes in interest or exchange rates) and the imposition or adjustment of tariffs, (iv) changes or conditions generally affecting any of the industries in which the Company or any of its Subsidiaries operates, (v) geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and the current conflict in the Middle East, and any evolutions or escalations thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberterrorism, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or fires, floods, earthquakes, weather events or other disasters, or any action taken by any Governmental Authority in response to any of the foregoing, (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided that this clause (vi) shall not apply with respect to any representation and warranty the purpose of which is to address the consequences of the execution, delivery and performance of this Agreement or the consummation of the transactions hereunder), (vii) any actions taken (or omitted to be taken) by the Company, in each case, which Parent has expressly approved, consented to or requested in writing following the date hereof, (viii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, (ix) changes in the price or trading volume of the Company Common Shares or any other securities of the Company on the NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been or would reasonably be expected to have a Company Material Adverse Effect), or (x) any actions taken (or omitted to be taken) by any party hereto that are required, expressly contemplated or expressly permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger, except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries relative to others in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company-Owned Intellectual Property” means any and all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Performance Stock Award” means a restricted stock or restricted stock unit award with respect to Company Common Shares that is subject to service- and performance-based vesting conditions granted under a Company Stock Plan.

“Company Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employment agreement, bonus, incentive, termination, severance, separation, change in control, retention, profit-sharing, pension, retirement, deferred compensation, equity or equity-based, health or other welfare, disability, post-employment welfare or other compensation or benefit plan, program, policy or agreement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any Company Service Provider, or with respect to which the Company or any of its Subsidiaries has any liability or obligation (contingent or otherwise), other than any such plan, policy or agreement that is (i) an offer letter providing for at-will employment or (ii) statutorily mandated and implemented, administered or operated by any Governmental Authority.

“Company Preferred Shares” has the meaning set forth in Section 4.05(a).

“Company Recommendation” has the meaning set forth in Section 4.02(b).

“Company Restricted Stock Award” means a restricted stock or restricted stock unit award with respect to Company Common Shares that is subject to vesting conditions based solely on continued employment or service granted under a Company Stock Plan.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(b).

“Company Service Provider” means any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, in each case who is retained directly by the Company or its applicable Subsidiary (and not indirectly through any third party entity, staffing company or other Person).

“Company Source Code” has the meaning set forth in Section 4.15(g).

“Company Stock Plans” means, collectively, the 2024 Omnibus Incentive Plan and the 2020 Omnibus Incentive Plan, in each case, as amended from time to time.

“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Company Stockholders Meeting” has the meaning set forth in Section 6.02.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Company Termination Fee” means an amount in cash equal to $14,213,075.

“Compensation Committee” has the meaning set forth in Section 2.05(c).

“Competition Laws” means the HSR Act and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, antitrust, monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Continuing Employee” has the meaning set forth in Section 7.04(b).

“D&O Insurance” has the meaning set forth in Section 7.03(b).

“Data Privacy Laws” means all Applicable Laws to the extent relating to privacy, security or the processing of personal information.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Company Shares” has the meaning set forth in Section 2.04(a).

“Divestiture Action” has the meaning set forth in Section 8.01(c).

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.01(c).

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Enforcement Costs” has the meaning set forth in Section 10.03(a)(iii).

“Environmental Laws” means any Applicable Laws to the extent relating to pollution or the protection of the environment.

“Equity Commitment Letter” has the meaning set forth in Section 5.08.

“Equity Financing” has the meaning set forth in Section 5.08.

“Equity Financing Sources” has the meaning set forth in Section 5.08.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).

“Exchange Agent” has the meaning set forth in Section 2.03(a).

“Financial Advisor” has the meaning set forth in Section 4.22.

“FTC” has the meaning set forth in Section 8.01(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, commission, agency, arbitrator or arbitral body (public or private) or official, including any political subdivision thereof, or the NASDAQ or any self-regulatory organization.

“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws; and (ii) petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, and toxic mold or fungi.

“Healthcare Laws” means, all applicable healthcare laws of any Governmental Authority, and all such laws relating to the regulation, provision, consultation, management, administration of, and payment for, the healthcare services of the Company, including but not limited to: the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the exclusion law, 42 U.S.C. § 1320a-7; the civil monetary penalties law, 42 U.S.C. § 1320 a-7a; the False Claim Law, 42 U.S.C. § 1320a-7b(a); the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), collectively “HIPAA”; any laws with respect to healthcare-related fraud and abuse, false claims, self-referrals, and licensure; and any laws applicable to Healthcare Providers including but not limited to: credentialing and licensing, quality and safety, supervision, the corporate practice of medicine, nursing and other licensed professionals, payor enrollment and billing, and fee-splitting.

“Healthcare Provider” means any individual that provides healthcare services requiring a local, state or federal license, registration or approval.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Person” has the meaning set forth in Section 7.03(a).

“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction anywhere in the world, including in the following: trademarks, service marks and trade names (including any and all goodwill related thereto), domain names, inventions, patents, trade secrets, copyrights, rights in software, know-how and any registrations or applications for registration of any of the foregoing.

“Internal Controls” has the meaning set forth in Section 4.07(d).

“International Plan” means any Company Plan that is not a U.S. Plan.

“Intervening Event” has the meaning set forth in Section 6.04(f).

“IRS” has the meaning set forth in Section 4.17(b).

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule, after reasonable inquiry of their direct reports that would reasonably be expected to have knowledge of the relevant subject matter, and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(ii) of the Company Disclosure Schedule, after reasonable inquiry of their direct reports that would reasonably be expected to have knowledge of the relevant subject matter.

“Lease” has the meaning set forth in Section 4.14(b).

“Legal Restraint” has the meaning set forth in Section 9.01(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, exclusive license, option, right of first refusal, right of first offer, preemptive right or other similar adverse claim or similar restriction of any kind in respect of such property or asset.

“Limited Guaranty” has the meaning set forth in Section 5.09.

“Material Contract” has the meaning set forth in Section 4.20(a).

“Material Customers” means the 15 largest customers of the Company and its Subsidiaries, as measured by the dollar amount of revenue therefrom (on a consolidated basis) for the 12-month period ended December 31, 2025.

“Material Vendor” means the 15 largest vendors of the Company and its Subsidiaries, excluding any independent providers, as measured by the dollar amount of purchases therefrom (on a consolidated basis) for the 12-month period ended December 31, 2025.

“Maximum Premium” has the meaning set forth in Section 7.03(b).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, writ, injunction, judgment or decree, ruling, directive, determination or arbitration award of any Governmental Authority.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or consummate the Merger or the other transactions contemplated hereby.

“Parent Regulatory Termination Fee” has the meaning set forth in Section 10.03(a)(iii).

“Parent Related Parties” means Parent, the Equity Financing Sources and any of their respective former, current or future representatives, Affiliates, direct or indirect equityholders, incorporators, general or limited partners, successors or assignees, and any former, current or future representative, Affiliate, controlling person, direct or indirect equityholder, incorporator, general or limited partner, successor or assignee of any of the foregoing.

“Payoff Amount” has the meaning set forth in Section 6.06(a)(ii).

“Permit” means each governmental license, franchise, certificate, approval, registration, consent, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries which is necessary for the conduct of the business as currently conducted.

“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which an adequate reserve is reflected in the Company’s financial statements in accordance with GAAP, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens arising in the ordinary course of business as to which there is no default or which are being contested in good faith by appropriate Proceedings and which are not yet due and payable and for which adequate accruals or reserves have been maintained in accordance with GAAP, (c) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records and other encumbrances of record as of the date of this Agreement that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (e) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially impair the current use or occupancy of the real property subject thereto, (f) statutory landlords’ Liens and Liens granted to landlords under any lease, (g) non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business, (h) any purchase money security interests, equipment leases or similar financing arrangements entered into in the ordinary course of business, (i) any Liens securing indebtedness or liabilities that are reflected on the Company Balance Sheet, the existence of which are disclosed in the notes to the Company Financial Statements, (j) with respect to any securities, any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the organizational documents of the issuer of such securities, and (k) Liens as set forth on Section 1.01(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Proceeding” means any action, claim, charge, complaint, audit, inquiry, arbitration, mediation, investigation, litigation, suit or other legal proceeding commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.

“Proxy Statement” has the meaning set forth in Section 8.02.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives acting on such Person’s behalf.

“Required Regulatory Approvals” means the notices, authorizations, registrations, approvals, Orders, Permits, confirmations and consents from any Governmental Authority that are necessary, proper or advisable in connection with the consummation of transactions contemplated by this Agreement, including without limitation the Locums Transaction.

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons (including the Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons); (ii) ordinarily resident in or organized under the laws of a country, region or territory that is, or has been since April 24, 2019, the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, Sevastopol, Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine and Venezuela); or (iii) owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by any of the foregoing.

“Sanctions” means, collectively, the sanctions and trade embargos imposed, administered or enforced by the United States government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.

“SEC” means the U.S. Securities and Exchange Commission.

“Short-Term Incentives” has the meaning set forth in Section 7.04(c).

“Solvent” has the meaning set forth in Section 5.10.

“Subsidiary” means, with respect to any Person, (i) any entity of which such Person, directly or indirectly, owns securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” has the meaning set forth in Section 6.04(e).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” or “Taxes” means (i) any federal, state, local, or non-U.S. tax (including, without limitation, any income tax, gross receipts or compensating tax, capital gains tax, franchise tax, value-added tax, sales tax, property tax, use tax, estimated tax, levy, assessment, tariff, duty (including any customs duty), deficiency, license, excise, severance, environmental, stamp, occupation, premium, windfall profits, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer tax, any other tax, governmental fee, or other like assessment or charge, in each case, in the nature of a tax) and (ii) interest, penalty, fine or addition to tax imposed by any Governmental Authority in connection with any item described in clause (i).

“Tax Return” means any report, return, document, declaration or other information or filing (including attachments and exhibits) supplied or required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any amendments thereof and schedules thereto.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Treasury Regulations” means the regulations of the U.S. Treasury Department promulgated under the Code (including any successor regulations).

“Uncertificated Shares” has the meaning set forth in Section 2.03(a).

“U.S. Plan” means any Company Plan that covers Company Service Providers located primarily within the United States.

“Vested Company Performance Stock Award” has the meaning set forth in Section 2.05(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Applicable Law.

“Willful Breach” means a material breach of, or a material failure to perform, any representation, warranty, covenant or agreement set forth in this Agreement in each case that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in, constitute or cause such material breach or material failure to perform.

Section 1.02. Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices” with such practices being interpreted hereunder taking into account the circumstances thereof.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The word “or” will not be deemed to be exclusive.  The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.”  References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time.  References to any Person include the successors and permitted assigns of that Person.  References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein.  Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.  References to “law,” “laws” or to a particular statute or law will be deemed to also include any Applicable Law.  References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (i) publicly available on the SEC EDGAR database at least one Business Day prior to the execution of this Agreement or (ii) uploaded at least one Business Day prior to the execution of this Agreement in the “Project Ignite” dataroom hosted on Intralinks.

Article 2
The Merger

Section 2.01. The Merger.

(a)       At the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

(b)       Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place through the electronic exchange of the applicable documents and signature pages, using PDFs or electronic signatures, as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(c)       At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the “Effective Time”).

(d)       From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02. Conversion of Shares.  At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Common Shares or any shares of capital stock of Parent or Merger Sub:

(a)       Except as otherwise provided in Section 2.02(b), or Section 2.04, each Company Common Share outstanding immediately prior to the Effective Time (including each Company Equity Award, subject to Section 2.05) will automatically be converted into the right to receive $13.25 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest if paid in accordance with this Agreement.

(b)       Each Company Common Share held by the Company as a treasury share or owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time will be canceled and cease to exist, and no payment will be made with respect thereto.

(c)       Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment.

(a)       At least three Business Days prior to the Closing Date, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement, reasonably acceptable to the Company, with the Exchange Agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Company Common Shares (the “Certificates,” and such underlying shares, “Certificated Shares”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”).  At or prior to the Effective Time, Parent shall make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificated Shares and the Uncertificated Shares.  Such cash may be invested by the Exchange Agent as directed by Parent; provided (i) that such investments must be in short-term obligations of the United States with maturities of no more than thirty days or guaranteed by the United States and backed by the full faith and credit of the United States or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment will relieve Parent or the Exchange Agent from making the payments required by this Article 2 and (iii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement.  Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.  No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement.  In the event that the amount of cash held by the Exchange Agent is insufficient to pay the aggregate Merger Consideration, Parent will promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make all such payments pursuant to Section 2.03(c).  The aggregate Merger Consideration as so deposited with the Exchange Agent will not be used for any purpose other than to fund payments pursuant to Section 2.03(c), except as expressly provided for in this Agreement.

(b)       Notwithstanding Section 2.03(a), it is contemplated that the available unrestricted cash of the Company and its Subsidiaries at the Effective Time may be used to pay a portion of the Merger Consideration. Accordingly, the Company agrees that Parent may request the Company to, and if so requested the Company shall transfer, or cause its applicable Subsidiaries to transfer, to the extent permitted by Applicable Law and the organizational documents, credit agreements and contracts of the Company and its Subsidiaries, all or a portion of such cash, subject to reserves determined by the Company in consultation with Parent, to the Exchange Agent at the Closing (such amount, the “Company Cash Amount”); provided, that (x) the Company shall not be deemed to have breached this Agreement and (y) no condition to Closing set forth herein shall fail to be satisfied, in each case of the foregoing clauses (x) and (y), based on the amount of cash available to be included in the Company Cash Amount or as a result of any breach of any covenant relating to the Company Cash Amount or any failure by the Company or its Subsidiaries to transfer the Company Cash Amount so long as the Company uses good faith efforts to comply with this Section 2.03(b). Parent shall notify the Company at least five Business Days prior to the Closing

Date if it intends to request the Company to transfer the Company Cash Amount to the Exchange Agent, and following such notification the Company and Parent shall cooperate in good faith to determine the amount of unrestricted cash that is available for the Company Cash Amount and Parent shall specify the requested amount of the Company Cash Amount no later than three Business Days prior to the Closing Date. The amount of the Company Cash Amount actually transferred by the Company to the Exchange Agent shall be deemed to have been made available to the Exchange Agent by Parent for purposes of Section 2.03(a).

(c)       As promptly as practicable after the Effective Time (but no later than three Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal and instructions (in each case, which will be in a form reasonably acceptable for the Company and finalized prior to the Effective Time, and which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.08) or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.  Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or affidavits of loss in lieu thereof pursuant to Section 2.08), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Certificated Share and each Uncertificated Share (less any applicable and permitted withholding).  Until so surrendered or transferred (including by providing affidavits of loss in lieu thereof pursuant to Section 2.08), as the case may be, each such Certificated Share or Uncertificated Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration.  No interest will be paid or will accrue on the cash payable upon surrender of any such Company Common Shares.

(d)       If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate (or affidavits of loss in lieu thereof pursuant to Section 2.08) or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either such Certificate (or affidavit of loss) shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)       At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares.  If, after the Effective Time, Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.08) or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they will be canceled and exchanged for the Merger Consideration provided for by, and in accordance with the procedures set forth in, this Article 2.

(f)       Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares 12 months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Shares without any interest thereon, if paid in accordance with this Agreement.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent will be liable to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law.

Section 2.04. Dissenting Shares.

(a)       Notwithstanding anything to the contrary set forth in this Agreement, all Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time and held by a stockholder of the Company who shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.02(a).  Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or transfer of the Uncertificated Shares, as applicable, that formerly evidenced such Company Common Shares in the manner provided in Section 2.03 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in accordance with the provisions of Section 2.08).

(b)       The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares.  Parent shall have the right to participate (at its expense) in all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares.  The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands in respect of Dissenting Company Shares.

Section 2.05. Treatment of Equity Awards.

(a)       Unless otherwise mutually agreed to by the Parties in writing, effective as of immediately prior to the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, automatically and without any action on behalf of the holder thereof, be fully vested, canceled and converted into the right to receive an amount in cash equal to (i) the number of Company Common Shares subject to such Company

Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.

(b)       Unless otherwise mutually agreed to by the Parties in writing, effective as of immediately prior to the Effective Time, each Company Performance Stock Award that is outstanding immediately prior to the Effective Time shall, automatically and without any action on behalf of the holder thereof, be treated as follows: each Company Performance Stock Award shall be vested with performance as of immediately prior to the Effective Time to be deemed to be achieved at the greater of target performance and actual performance (each, a “Vested Company Performance Stock Award”), and each such Vested Company Performance Stock Award shall be canceled and converted into the right to receive an amount in cash equal to (A) the number of Company Common Shares subject to such Vested Company Performance Stock Award immediately prior to the Effective Time (after taking into account the performance in the manner set forth above) multiplied by (B) the Merger Consideration.

(c)       Prior to the Effective Time, the compensation committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors, as applicable, shall adopt resolutions and take any actions that are necessary to effectuate the treatment of the Company Restricted Stock Awards and the Company Performance Stock Awards (together, the “Company Equity Awards”) pursuant to this Section 2.05. As soon as practicable following the date hereof and in all events prior to, and contingent upon, the Effective Time, the Company shall cause the Company Stock Plans to terminate immediately prior to the Effective Time.

(d)       All payments due under this Section 2.05 shall be made at or as soon as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least five Business Days following the Closing Date), pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and will be subject to any applicable withholding.

Section 2.06. Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company shall have changed into a different number or class of shares by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided that nothing in this Section 2.06 shall permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 2.07. Withholding Rights.  Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation and any of their Affiliates or agents (including the Exchange Agent) shall be entitled to deduct and withhold from any amounts otherwise payable or delivered pursuant to this Agreement (including Section 2.03(a)) such amounts as are required to be deducted or withheld under the Code or any other Applicable Law relating to Taxes.  Any amounts so deducted or withheld shall, to the extent paid over to the appropriate Governmental Authority, be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.08. Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.01. Certificate of Incorporation.  At the Effective Time, and by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.

Section 3.02. Bylaws.  The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended in accordance with Applicable Law.

Section 3.03. Directors and Officers.  From and after the Effective Time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

Article 4
Representations and Warranties of the Company

With respect to this Article 4, except (a) as disclosed in any Company SEC Document filed before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, “management’s discussion and analysis of financial condition and results of operations” section, or any disclosures in any “forward-looking statements” section or similar cautionary, forward-looking or predictive statements; it being understood that any factual information contained within such sections shall not be excluded) where the relevance of the information as an exception to a particular representation is reasonably apparent on the face of such disclosure; provided, that this qualification shall not apply to any of the representations or warranties set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(a)-(d) (Capitalization), Section 4.22 (Finders’ Fees), Section 4.23 (Opinion of Financial Advisor) and Section 4.24 (Antitakeover Statutes) or, (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that:

Section 4.01. Corporate Existence and Power.

(a)       The Company (x) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (y) has all corporate powers required to carry on its business as now conducted in all material respects.

(b)       The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Complete and correct copies of the Company’s Certificate of Incorporation and bylaws, each as amended and in effect as of the date of this Agreement, are on file with the SEC.  The Company is not in violation of any provisions of the Company’s Certificate of Incorporation or bylaws in any material respect.

Section 4.02. Corporate Authorization.

(a)       The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding Company Common Shares to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by Applicable Law in connection with the consummation of the Merger.  The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)       At a meeting duly called and held, the Board of Directors has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its stockholders, (ii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (iii) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions contained herein, (iv) subject to Section 6.04 and Article 10 hereof, directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) resolved, subject to Section 6.04(b) hereof, to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the stockholders of the Company (such recommendation, the “Company Recommendation”).

Section 4.03. Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of, the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NASDAQ, (e) compliance with change of ownership or control filings associated with the Permits as listed on Section 4.03(e) of the Company Disclosure Schedule and (f) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-Contravention.  Except as set forth on Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a breach or default (with or without the passage of time) under, or cause or permit the termination, acceleration, cancellation or other change of any right or obligation or the loss of any benefit to the Company or any Subsidiary under any Material Contract, Lease or Permit or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a)       The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.0001 per share (the “Company Common Shares”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Shares”).  As of May 5, 2026 (the “Capitalization Date”), there were outstanding (i) 31,008,174 Company Common Shares, (ii) no Company Preferred Shares, (iii) 1,298,310 Company Common Shares subject to outstanding Company Restricted Stock Awards and (iv) 699,205 Company Common Shares subject to outstanding Company Performance Stock Awards (at target levels). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plans will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b)       Except (x) as set forth in this Section 4.05 and (y) for changes since the Capitalization Date resulting from the exercise, vesting, conversion or any settlement of Company Equity Awards, as of the date hereof there are no issued, reserved for issuance, promised by contract or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) stock options, restricted stock, restricted stock units, stock appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c)       As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote.

(d)       Section 4.05(d) of the Company Disclosure Schedule sets forth a list of all outstanding Company Restricted Stock Awards and Company Performance Stock Awards as of the Capitalization Date, including (i) the grantee, (ii) the grant date, (iii) the number of Company Common Shares subject to each such award, (iv) the vesting schedule of each award, and (v) the Company Stock Plan under which such award was granted.

(e)       There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  There are no stockholder agreements, voting trusts or similar agreements to which the Company is a party with respect to the voting of the Company Securities, and there are no outstanding agreements, commitments or obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.

(f)       Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries.

(a)       Each Subsidiary of the Company has been (i) duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and (ii) has all organizational powers required to carry on its business as now conducted in all material respects.  Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b)       All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens).  As of the date hereof, there are no issued, reserved for issuance, promised by contract or outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted stock, stock appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).

(c)       There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person.

(d)       The Company has made available to Parent prior to the date hereof a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect.  None of the Subsidiaries of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.07. SEC Filings; Internal Control.

(a)       The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Law since January 1, 2026 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).  None of the Subsidiaries of the Company is, or at any time since January 1, 2025 has been, required to file any reports, schedules, forms, statement or other documents with the SEC.

(b)       As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will when so filed comply, as to form, in all material respects, with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)       As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  To the extent any Company SEC Documents available in the SEC Edgar database contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent, to the extent specifically requested by Parent, the full text of such Company SEC Documents.

(d)       The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Since January 1, 2024, the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities, (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, disclosed to the Company’s independent auditors and the audit committee of the Board of Directors any significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data.  As of the date hereof, to the Knowledge of the Company, since the most recent evaluation of the Company’s chief executive officer and chief financial officer prior to the date hereof, neither the audit committee of the Board of Directors nor the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(e)       As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review.  Since January 1, 2024, the Company has not received, and to the Knowledge of the Company is not the subject of, any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(f)       Since January 1, 2024, the Company has complied, and the Company is in compliance, in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(g)       Except as permitted under the 1934 Act, the Sarbanes-Oxley Act and the applicable rules of NASDAQ, and as disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.

Section 4.08. Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes).

Section 4.09. Disclosure Documents.  The Proxy Statement will, when definitively filed, and at the time of the filing of any amendment thereto, comply as to form in all material respects with the applicable requirements of the 1934 Act.  At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes.  Since December 31, 2025 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of a type required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed and provided for in the Company Financial Statements (or notes thereto); (b) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is not a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a)

of Regulation S-K under the Exchange Act). The drawn principal balance pursuant to the ABL Credit Agremeent as of the date hereof is set forth on Section 4.11 of the Company Disclosure Schedule.

Section 4.12. Compliance with Laws; Permits.

(a)       The Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Applicable Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective assets is under investigation with respect to or has been threatened to be charged with or given notice of, nor has any Governmental Authority notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation of, any violation of any Applicable Law, except for such investigations or charges which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits necessary for those entities to carry on their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.

(c)       The Company and each of its Subsidiaries and their respective directors and officers (in each case, to the extent acting for or on behalf of the Company or any Subsidiary), and, to the Knowledge of the Company, their respective employees, consultants and agents (in each case, to the extent acting for or on behalf of the Company or any Subsidiary), are and for the past five years have been in compliance with Anti-Corruption Laws in all material respects and have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law.  The Company and each of its Subsidiaries have adopted, maintained and adhered to compliance policies and procedures and a system of internal controls reasonably designed to ensure compliance with Anti-Corruption Laws.

(d)       None of the Company or any of its Subsidiaries or their respective directors and officers (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries), and, to the Knowledge of the Company, no employee, consultant or agent thereof (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries), for the past five years: (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions; or (iii) has violated any Ex-Im Law.

(e)       Neither the Company nor any Subsidiary has been for the past five years the subject of any allegation or enforcement Proceeding, nor to the Knowledge of the Company, any inquiry or investigation, regarding any possible violation of applicable Anti-Corruption Laws, Ex-Im Laws or Sanctions.

(f)        The Company, its Subsidiaries and all Healthcare Providers are in compliance with applicable Healthcare Laws, and the Company has not received any notice of any pending or threatened action, claim or default alleging non-compliance by the Company, its Subsidiaries or the Healthcare Providers, with respect of any such Healthcare Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).  To the Knowledge of the Company, all Healthcare Providers are duly licensed and registered in the applicable jurisdictions where such Healthcare Providers perform clinical services. To the Knowledge of the Company, none of the Company, its Subsidiaries or Healthcare Providers are (i) subject to any debarment, exclusion or sanction list relating to any governmental healthcare program (e.g., Medicare, Medicaid, TRICARE, etc.), (ii) assessed any civil monetary penalty, or (iii) sanctioned, indicted or convicted of a crime relating to a governmental healthcare program or Healthcare Law, except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.13. Litigation.  (a) There is no, and since January 1, 2024 has not been any, Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Authority, that would be material to the Company and its Subsidiaries (taken as a whole) and (b) there is, and since January 1, 2024 has been, no Order outstanding against the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company that in any manner seeks to prevent, enjoin or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 4.14. Properties.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.

(b)       Neither the Company nor any of its Subsidiaries owns, or since January 1, 2024 has owned, any real property.  Section 4.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list as of the date of this Agreement of all material leases, licenses, subleases and occupancy agreements of real property to which the Company or any of its Subsidiaries is a party (each, a “Lease”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Lease is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Lease, is in violation of any provision of any Lease, and neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property; Data Privacy.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not currently infringe, misappropriate, or otherwise violate the Intellectual Property rights of any Person, and (ii) there is no claim or Proceeding pending against, or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries alleging any of the foregoing.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Company-Owned Intellectual Property.

(c)       Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all material registrations and applications for registration for Company-Owned Intellectual Property (including domain names).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) either the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Company-Owned Intellectual Property; and (ii) the Company and its Subsidiaries have valid and enforceable rights to use all other Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case of clause (i) and clause (ii), free and clear of any Liens (other than Permitted Liens).

(d)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company-Owned Intellectual Property the value of which to their business is contingent upon maintaining the confidentiality thereof.

(e)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with Data Privacy Laws, the Company’s and its Subsidiaries’ written privacy policies, notices, and statements, binding industry standards relating to the security or processing of personal information, and portions of Contracts relating to the security or processing of personal information.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, (i), the Company and its Subsidiaries have taken commercially reasonable steps designed to ensure that all personal information within the possession or control of the Company or any of its Subsidiaries is protected from unauthorized and unlawful processing, and (ii) the Company and its Subsidiaries have not experienced any unauthorized access or disclosure of personal information that required notification to data subjects or Governmental Authorities under applicable Data Privacy Laws.

(f)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable efforts to protect the confidentiality, integrity and security of the information technology systems (including software and hardware) owned or controlled or used by the Company and its Subsidiaries from any unauthorized use, access, interruption, or modification.

(g)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, (i) no source code owned or purported to be owned by the Company or its Subsidiaries (the “Company Source Code”) has been disclosed or licensed to any Person, whether on a present or contingent basis, other than to contractors with a need for such access and subject to valid confidentiality and non-disclosure agreement and (ii) no Company Source Code includes, incorporates, uses, contains, or is linked to any open source software in a manner that would require the Company or its Subsidiaries to, based upon the current distribution or making available of such Company Source Code, disclose any Company Source Code to a third Person, including for the purposes of making derivative works, or grant a license to use any such Company Source Code for no or limited consideration.

Section 4.16. Taxes.

(a)       All material Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(b)       The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all material Taxes due and payable.

(c)       There is no Proceeding now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material amount of Taxes.

(d)       There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(e)       Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which is or was the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law (iii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar arrangement (other than any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its Subsidiaries) or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Section 355 (or so much of Section 356 as relates to Section 355) of the Code in the two-year period ending on the date of this Agreement.

(f)       Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(g)       Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)       The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto).  Since the date of the Company Financial Statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(i)       Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j)       No closing agreements, private letter rulings, Tax holidays, technical advice memoranda, or similar agreements or rulings related to Taxes have been entered into, issued by, or requested from any Governmental Authority with or in respect to the Company or any of its Subsidiaries in the five years prior to the date hereof.

(k)       Neither the Company nor any of its Subsidiaries has agreed to, or is required to, make any material adjustment under Section 481(a) of the Code (or any analogous provision of applicable Law) by reason of a change in accounting method, which adjustment has not been fully taken into account in the financial statements.

(l)       The Company is not, and has not been within the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 4.17. Employee Benefit Plans.

(a)       Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Plan and copies of such Company Plans (and, if applicable, related trust or funding agreements, insurance policies or determination letters) and all material amendments thereto have been furnished to Parent together with, as applicable, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and financial statements prepared in connection with any such plan or trust, the current summary plan description (and any related summary of material modifications) and if applicable, summary of benefits and coverage, and actuarial valuation reports.

(b)       Each Company Plan has been established, funded and administered in compliance with its terms and Applicable Law, except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole). Each Company Plan intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the United States Internal Revenue Service (the “IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending or, to the Knowledge of the Company, is threatened in writing against or related to any Company Plan.

(c)       Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in conjunction with any other event, (i) entitle any Company Service Provider to any payment or benefit (including the forgiveness of any indebtedness); (ii) accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any such Company Service Provider under any Company Plan; or (iii) restrict or limit the rights of the Company or its Subsidiaries to administer, amend or terminate, a Company Plan; or (iv) result in any Company Service Provider receiving any “excess parachute payment” (within the meaning of Section 280G of the Code) from the Company or its Subsidiaries.

(d)       Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), no Company Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has any liability or obligation with respect to any plan or arrangement that is or was, (i) subject to Title IV of ERISA, including any “multiemployer” plan as defined in Section 3(37) of ERISA, or (ii) one that provides, or is obligated to provide, retiree or post-employment medical, dental or life insurance benefits.

(e)       Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), each International Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(f)       With respect to each Company Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, such Company Plan complies in all material respects with the requirements of Section 409A of the Code and any IRS guidance issued thereunder.  Neither the Company nor any of its Subsidiaries has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) or 4999 of the Code or otherwise.

Section 4.18. Employee and Labor Matters.

(a)       Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any collective bargaining agreement, labor agreement, voluntary recognition agreement, or other contract with any labor union, trade union, or other labor organization (each a “CBA”), and none are currently being negotiated.  No Company Service Providers are represented by any labor union, trade union, or other labor organization with respect to their employment with the Company or any of its Subsidiaries.  To the Knowledge of the Company, since January 1, 2024, there have been no labor organizing activities with respect to any Company Service Providers.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect, there are no, and since January 1, 2024, there have been no pending or threatened unfair labor practice charges, labor grievances, employment-related Proceedings, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or its Subsidiaries.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including, but not limited to, terms and conditions of employment, wage and hour requirements (including the classification and treatment of independent contractors and exempt and non-exempt employees), employee immigration status (including with respect to Company Service Providers’ lawful right to work in the United States and retaining Forms I-9 of their applicable employees), discrimination in employment, harassment, retaliation, pay transparency, employee leave issues, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, unemployment insurance, payroll taxes, health and safety, classification and labor relations and collective bargaining.  Since January 1, 2024, neither the Company nor any of its Subsidiaries have taken any action that could reasonably be expected to result in any material liability under the WARN Act, and no such actions are currently contemplated, planned or announced.

(c)       To the Knowledge of the Company, no current or former executive officer or employee at or above the vice president or equivalent level of the Company or its Subsidiaries Company Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant obligation: (i) owed to the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

(d)       Since January 1, 2024, the Company and its Subsidiaries have (i) reasonably investigated in accordance with the Company’s internal complaint procedures all sexual harassment or other harassment, discrimination or retaliation allegations made by a current or former Company Service Provider against any current or former executive officer or employee at or above the vice president or equivalent level of the Company or its Subsidiaries of which the Company or its Subsidiaries are aware or has been made aware and (ii) not entered into any settlement agreement with a current or former Company Service Provider relating to any allegations of sexual harassment or other harassment, discrimination or retaliation by any current executive officer or employee at or above the vice president or equivalent level of the Company or its Subsidiaries.

(e)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have withheld all amounts required by Applicable Law to be withheld from the wages, salaries and other payments to Company Service Providers, and are not liable in arrears of wages, salaries or other payments, including under any contract, Company Plan or Applicable Law, or any Taxes or any penalty for failure to comply with any of the foregoing.

(f)       The Company has made available to Parent an accurate and complete list of each officer and employee of the Company and each of its Subsidiaries as of the date hereof, together with each such person’s name or identification number, employing entity, current job title, date of hire, exempt classification status under the Fair Labor Standards Act for U.S. employees, full-time or part-time status, immigration status, work location by country and U.S. state (as applicable), annual base salary or hourly wage rate, accrued unused vacation, annual incentive or bonus compensation target for the current calendar year (or other applicable bonus period), the annual incentive or bonus compensation paid for calendar year 2025, and whether such employee is currently on leave of absence.  The Company has made available to Parent a list of all individual independent contractors currently providing services to the Company or any of its Subsidiaries as of the date hereof, in each case identified by the name of such service provider and his or her affiliated entity (if applicable), engagement date, a description of services provided to the Company or any of its Subsidiaries, compensation rate, and work location by country and U.S. state (as applicable).

(g)       Section 4.18(g) of the Company Disclosure Schedule sets forth (i) a list of each Company Service Provider of the Company and its Subsidiaries that have the right to any severance, retention, change in control, or similar payment or benefit and (ii) all Company Stock Plans and other Company Plans providing for payments or benefits upon a change in control.

Section 4.19. Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)       no written notice, Order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws that is currently pending, and there are no judicial, administrative or other Proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there is no administrative or judicial Order of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries;

(b)       the Company and each of its Subsidiaries have all Permits necessary for their operations to comply with all applicable Environmental Laws and are now, and have been since January 1, 2024, in compliance with the terms of such Permits;

(c)       the operations of the Company and each of its Subsidiaries are now, and have been since January 1, 2024, in compliance with all applicable Environmental Laws; and

(d)       neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries has released or disposed of any Hazardous Substance on or under real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been disposed, in quantities or concentrations that require investigation, remediation or monitoring by the Company or any of its Subsidiaries pursuant to any Environmental Law.

Section 4.20. Material Contracts.

(a)       Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.20(a) (other than a Company Plan) to which the Company or any of its Subsidiaries is a party as of the date hereof (each contract of a type described in this Section 4.20(a), a “Material Contract”):

(i)       any contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act;

(ii)       any contract (other than purchase orders entered into in the ordinary course of business) that is not a lease for real property and that requires the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries after the date hereof in excess of $1,000,000 per annum;

(iii)       any contract relating to the acquisition or disposition of any material securities or businesses (whether by merger, purchase of stock, purchase of assets or otherwise) (A) entered into since January 1, 2024 or (B) that contains any (I) material outstanding non-competition covenants, or (II) earn-out or other contingent payment obligations of the Company or any of its Subsidiaries that would reasonably be expected to result in the Company’s or any of its Subsidiaries’ receipt or making of future payments;

(iv)       any contract pursuant to which the Company or any of its Subsidiaries (A) grants a license to any material Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), or (B) is granted a license to any material Intellectual Property (other than non-exclusive licenses in the ordinary course of business or licenses for off-the-shelf software or open source software);

(v)       any contract under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any personal property owned by any other Person for which the annual rent exceeds $100,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(vi)       any agreement with any Affiliate, director, officer or holder of 5% or more of the shares of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such Affiliate, director, officer or holder of 5% or more of the shares of the Company;

(vii)       any contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or with any Person or (B) contains any material “most favored nation” provision or exclusive dealing arrangement;

(viii)       any partnership, joint venture, strategic alliance or other similar contract that is material to the Company and its Subsidiaries, taken as a whole;

(ix)       any contract relating to outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries (including any related security or pledge agreements, or letters of credit), other than a hedging, derivative, swap or similar contract;

(x)       any contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) that (A) provides for outstanding payments in excess of $100,000 or (B) imposes material ongoing obligations after the date hereof on the Company and its Subsidiaries, taken as a whole;

(xi)       any contract with any Governmental Authority, other than any contract entered into by any Governmental Authority in its capacity as a customer or that is a hospital or hospital system;

(xii)       any contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than a contract providing for indemnification of directors, officers, customers or suppliers pursuant to contracts entered into in the ordinary course of business;

(xiii)       any contract that is a shareholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the stock of the Company, including any agreement setting forth preemptive rights, information rights or transfer restrictions with respect to the securities of any such Person (not including rights or restrictions that are solely for the benefit of the Company);

(xiv)       any contract with any Material Customer or Material Vendor;

(xv)       any CBA; and

(xvi)       any other contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in foregoing clauses (i) through (xvi).

(b)       The Company has made available to Parent an accurate and complete copy of each Material Contract as in effect as of the date hereof.  Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under, such Material Contract, and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract. Since January 1, 2026 and prior to the date hereof, no Material Customer or Material Vendor has ceased being a customer or vendor, as applicable, of the Company and its Subsidiaries, decreased the rate of, or changed in any manner adverse to the Company and its Subsidiaries the terms with respect to buying or supplying, as applicable, products and services from or to the Company and its Subsidiaires or indicated or otherwise provided notice to the effect that any such Material Customer or Material Vendor intends to, and to the Company’s Knowledge no such Material Customer or Material Vendor otherwise intends to, do any of the foregoing

(whether as a result of the consummation of the transactions contemplated hereby or otherwise), except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.21. Insurance.  The Company has delivered to Parent an accurate and complete copy of all material insurance policies for the 2026 fiscal year relating to the business, assets and operations of the Company and its Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law and (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect (except for any expiration thereof in accordance with the terms thereof), no written notice of cancellation or modification has been received, and there is no existing default or event which would reasonably be expected to constitute a default by any insured thereunder.

Section 4.22. Finders’ Fees.  Except for BofA Securities, Inc. (the “Financial Advisor”), there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.  Prior to the date of this Agreement, the Company has made available to Parent accurate copies of all agreements to which the Financial Advisor is entitled to any fees, expenses or indemnification in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that the copies of such agreements made available to Parent may be redacted so that only the provisions relating to such fees, expenses or indemnification to which the Financial Advisor is entitled remain.

Section 4.23. Opinion of Financial Advisor.  The Company has received the oral opinion of the Financial Advisor, to be confirmed by delivery of a written opinion prior to the Effective Time, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by holders of Company Common Shares is fair, from a financial point of view, to such holders, and, as of the date hereof, such opinion has not been withdrawn, rescinded or modified.

Section 4.24. Antitakeover Statutes.  The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger, this Agreement or the transactions contemplated hereby.  No “fair price,” “moratorium,” “control share acquisition” or other similar takeover provisions or any anti-takeover provisions in any Company organizational documents are applicable to the Company Securities, the Merger or the transactions contemplated herein.

Section 4.25. Acknowledgement of No Other Representations and Warranties.  Except for the representations and warranties set forth in Article 5, or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub or any other Person to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.  The Company also acknowledges and agrees that Parent and Merger Sub make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) or the future business, operations or affairs heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates.

Article 5
Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted, except which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.  Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement.  All of the outstanding shares of capital stock of Merger Sub are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 5.02. Corporate Authorization.

(a)       The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no vote of the stockholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

(b)       The Equity Financing Sources have the power to cause KL Champion Holdings LP, All Star and their respective Subsidiaries to comply with the obligations applicable to All Star and its Subsidiaries under Section 8.01.

Section 5.03. Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any

Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or Merger Sub are qualified to do business, (d) compliance with the rules and regulations of the NASDAQ and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-Contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default (with or without the passage of time) under, or cause or permit the termination or cancellation of any material agreement binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents.  The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are filed with the SEC, and at the time the Proxy Statement is first mailed to the stockholders of the Company, and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.06. Litigation.  As of the date hereof, there is no (a) Proceeding pending against, or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries before any Governmental Authority or (b) Order outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date hereof, there is no Proceeding pending, or, to the Knowledge of Parent, threatened, against Parent or Merger Sub that in any manner seeks to prevent, enjoin or materially delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 5.07. Finders’ Fees.  There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.08. Financing.

(a)       Parent affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain financing for, or related to, any of the transactions contemplated by this Agreement.

(b)       Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of a commitment letter (the “Equity Commitment Letter”) from the equity financing sources set forth therein (the “Equity Financing Sources”) confirming their commitment, upon the terms and subject to the conditions set forth therein, to fund Parent in connection with the transactions contemplated hereby in the amount set forth therein (referred to herein as the “Equity Financing”).

(c)       As of the date hereof, the Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto, enforceable against Parent and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, the Equity Commitment Letter has not been amended or modified, and the commitments contained in the Equity Commitment Letter have not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission of the Equity Commitment Letter or the commitments thereunder is contemplated, threatened or the subject of current discussions. No such amendment or modification is contemplated, and none of the respective commitments contained in the Equity Commitment Letter have been withdrawn, rescinded or otherwise modified and no such withdrawal, rescission or other modification is contemplated.  As of the date of this Agreement, no event has occurred which with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or any Equity Financing Source under the Equity Commitment Letter. All fees (if any) required to be paid or potentially payable under the Equity Commitment Letter have been paid in full.

(d)       There are no conditions precedent directly or indirectly related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. Other than the Equity Commitment Letter, there are no other contracts, arrangements or understandings entered into by the Equity Financing Sources, Parent or any Affiliate thereof that impose conditions on or would otherwise limit, impair or delay the ability of the Equity Financing Sources to fund of the Equity Financing in accordance with the terms of the Equity Commitment Letter. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, the conditions to the Equity Financing will be satisfied and the full amount of the Equity Financing will be available in full to Parent on the Closing Date.

(e)       Assuming the Equity Financing is funded on the Closing Date, the aggregate proceeds of the Equity Financing will be in an amount sufficient to (i) pay the amounts payable by Parent pursuant to Article 2 and (ii) pay all related fees and expenses of Parent, Merger Sub and their respective Representatives pursuant to this Agreement.

Section 5.09. Limited Guaranty.  Concurrently with the execution of this Agreement, the Equity Financing Sources have delivered to the Company a Limited Guaranty, duly executed by the Equity Financing Sources in favor of the Company (“Limited Guaranty”). The Limited

Guaranty is in full force and effect and is the valid, binding and enforceable obligation of the Equity Financing Sources. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Equity Financing Sources under the Limited Guaranty.

Section 5.10. Solvency.  Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 in all material respects and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of the aggregate Merger Consideration and all related fees and expenses and any repayment or refinancing of indebtedness of the Company and its Subsidiaries), the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.  For purposes of this Agreement, “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.

Section 5.11. Ownership of Common Shares.  Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” (as such term is defined in Section 203 of the DGCL) (a) to Parent’s Knowledge, currently beneficially owns any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Subsidiary of the Company, other than Company Common Shares held through an non-directed investment account (including mutual funds), 401(k) account or other similar retirement investment account, (b) to Parent’s Knowledge, currently has any rights to acquire any Company Common Shares except pursuant to this Agreement, or (c) is, or at any time in the three years preceding the date of this Agreement has been, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 5.12. Acknowledgement of No Other Representations and Warranties.  Except for the representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or any of its Subsidiaries or any other Person to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company or any of its Subsidiaries, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates, of any documentation or other information by the

Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.  Each of Parent and Merger Sub also acknowledges and agrees that the Company and its Subsidiaries make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

Article 6
Covenants of the Company

Section 6.01. Conduct of the Company.  Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or expressly contemplated or expressly permitted by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to conduct its business in the ordinary course of business (provided that, in the case of the foregoing clause (i), no action with respect to the matters addressed by any subclause of the following clause (iii) that is expressly permitted by such subclause (nor any action not taken in order to comply therewith) shall constitute a breach of clause (i)), (ii) use commercially reasonable efforts to preserve intact the material components of its current business organizations and relationships and goodwill with suppliers, customers, Governmental Authorities and other material business relations, and (iii) not:

(a)       amend its certificate of incorporation, bylaws or other similar organizational documents;

(b)       (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities, except for an employee’s “sell to cover” right or as otherwise required by the terms of any Company Plan;

(c)       issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (i) Company Equity Awards pursuant to Section 6.01(n) of the Company Disclosure Schedule or (ii) any Company Common Shares upon the vesting, exercise or settlement of Company Equity Awards outstanding on the date hereof in accordance with their terms, or issued after the date hereof in accordance with Section 6.01(n) of the Company Disclosure Schedule;

(d)       acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or businesses, other than purchases of assets from suppliers or vendors in the ordinary course of business;

(e)       enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(f)       (i) sell, lease, license or otherwise transfer any of its material businesses or assets, other than (A) sales of inventory and obsolete equipment in the ordinary course of business, or (B) with respect to Intellectual Property, non-exclusive licenses or sublicenses granted in the ordinary course of business, or (ii) encumber or subject to any material Lien (other than any Permitted Lien) any material asset of the Company or its Subsidiaries (other than pursuant to contracts in effect prior to the date hereof and set forth on Section 4.20 of the Company Disclosure Schedule or entered into after the date hereof in compliance with this Agreement);

(g)       abandon or voluntarily permit to lapse any material Company-Owned Intellectual Property;

(h)       make or authorize any capital expenditure other than any capital expenditures that: (i) are provided for in the Company’s capital expense budget set forth in Section 6.01(h) of the Company Disclosure Schedule; or (ii) when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since the date of this Agreement but not provided for in such capital expense budget, do not exceed $500,000 in the aggregate;

(i)       other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person other than (i) loans or advances among the Company and any of its Subsidiaries and capital contributions to or investments in its Subsidiaries and (ii) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

(j)       incur any indebtedness for borrowed money (or guarantees thereof), other than (i) borrowings under the Company’s existing credit agreements that do not exceed $1,000,000 individually or in the aggregate, (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company or (iii) ordinary course interest and other fees and charges that are charged automatically by the lenders thereto;

(k)       other than in connection with any stockholder or derivative litigation, which is the subject of Section 8.07, commence or settle any Proceedings that would require a payment by the Company in excess of $1,500,000 in any individual case or $5,000,000 in the aggregate (in each case net of amounts covered by insurance or indemnification agreements with third parties), other than (i) as required by the terms of any settlement agreement in effect as of the date hereof or (ii) claims reserved against in the consolidated financial statements of the Company and its Subsidiaries (for amounts not materially in excess of such reserves); provided that, in the case of each of (i) and (ii), the payment, discharge, settlement or satisfaction of such Proceeding does not include any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such settlement) to be performed, or the admission of material wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(l)       except in the ordinary course of business or as otherwise permitted by this Section 6.01, (i) amend or modify in any material respect or terminate (other than any termination in accordance with the terms of an existing Material Contract) any Material Contract or Lease or (ii) enter into any contract which, if entered into prior to the date of this Agreement, would have been a Material Contract;

(m)       amend, modify, extend, renew or terminate any Lease or enter into any lease, license, sublease, sublicense or other agreement for the use or occupancy of any real property, in each case with annual rental payments in excess of $50,000;

(n)       other than as required under the terms of any Company Plan as in effect on the date of this Agreement, or as set forth on Section 6.01(n) of the Company Disclosure Schedule, (i) promise, grant or increase any severance, change in control, retention, or termination pay to (or amend any existing severance pay or termination arrangement with) any Company Service Provider, (ii) increase salary, wages, bonuses or other compensation or benefits payable to (A) any Company Service Provider in a position of “vice-president” or more senior or (B) any other Company Service Provider in an amount in excess of 5% of their current individual base compensation in the ordinary course of business consistent with the Company’s annual merit review process; (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits, (iv) establish, adopt, terminate or materially amend any Company Plan (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date of this Agreement) or (v) hire, engage, terminate (without cause), furlough, or temporarily lay off any Company Service Provider who holds (or would hold if hired) a position of “vice-president” or more senior;

(o)       adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(p)       change the methods of accounting of the Company or any of its Subsidiaries, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(q)       except in the ordinary course of business, make, change or revoke any material Tax election (including any entity classification election), enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a material amount of Taxes, request any extension or waiver of the limitation period applicable to any material Tax claim, change any Tax accounting period, make any material change in any of its methods of Tax accounting, settle or compromise any material Tax claim, audit or assessment or, except to the extent otherwise permitted pursuant to this Agreement, undertake any reorganization, restructuring or other action, in each case, outside of the ordinary course of business that has the effect for U.S. federal income tax purposes of utilizing, individually or in the aggregate, a material amount of U.S. federal net operating loss carryforwards or capital loss carryforwards;

(r)       form any Subsidiary that is not wholly-owned by the Company or another Subsidiary of the Company;

(s)       negotiate, modify, extend, amend, terminate, or enter into any CBA or recognize or certify any labor union, trade union, works council or other labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(t)       implement or announce a “mass layoff” or effectuate a “plant closing” (each as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries;

(u)       expressly waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former executive officer or employee at or above the vice president or equivalent level of the Company or any of its Subsidiaries with annualized compensation at or above $100,000;

(v)       make any change to its cash management practices, including by accelerating the payment of payables or other liabilities or delaying the billing or collection of receivables, in each case, in any material respect outside the ordinary course of business; or

(w)       commit to do any of the foregoing.

Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries operations prior to the Effective Time.

Section 6.02. Company Stockholders Meeting.  The Company shall (a) as soon as reasonably practicable following the date the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares for purposes of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), (b) conduct a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause the Company to comply with its obligations set forth in the foregoing clause (a) and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Stockholders Meeting in accordance with the DGCL, the 1934 Act and applicable requirements of the NASDAQ; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date (i) with the consent of Parent or (ii) to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval (including after commencement of an Acquisition Proposal that is a tender offer or exchange offer), (C) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (D) otherwise where required to comply with Applicable Law (including fiduciary duties); provided that, in the case of clauses (ii)(A) - (D), without the written consent of Parent, in no event shall the Company Stockholders Meeting be held on a date later than the earlier of (x) thirty days after the date for which the Company Stockholders Meeting was originally scheduled (plus, in the case of clauses (ii)(A) and (ii)(D), any postponements or adjournments required by Applicable Law) and (y) three Business Days before the End Date.  Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (1) include the Company Recommendation in the Proxy Statement, (2) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (3) otherwise comply in all material respects with all legal requirements applicable to such meeting.

Section 6.03. Access to Information.

(a)       From the date hereof until the Effective Time, subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, assets, books, records and personnel of the Company and its Subsidiaries, (ii) promptly furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) cooperate reasonably, and instruct its respective Representatives to cooperate reasonably, with Parent and its Representatives in their reasonable investigation of the Company and its Subsidiaries and in connection with their planning for the post-Closing structure and operations of the Company and its Subsidiaries.  The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  Nothing in this Section 6.03 shall require the Company to provide any access to, or to disclose any (A) information that is competitively sensitive or if, as advised by outside counsel, providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and Data Privacy Laws) or confidentiality obligation or other binding obligation entered into prior to the date of this Agreement, (B) information that is, as advised by outside counsel, protected by attorney-client privilege (for all purposes in this Agreement, as such privilege is conceptualized under Applicable Law in the United States) to the extent such privilege cannot be protected by the Company through exercise of its commercially reasonable efforts or (C) information (1) relating to the negotiation of this Agreement, the valuation of the Merger or any financial or strategic alternatives thereto, or, subject to Section 6.04, relating to any Acquisition Proposal or Superior Proposal or (2) relating to any adverse Proceeding between the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand; provided that, in the case of clauses (A) and (B), the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that would not violate any such Applicable Law or agreement or jeopardize the protection of the attorney-client privilege.

(b)       All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to the confidentiality agreement dated as of March 18, 2026, between the Company and Knox Lane LP (the “Confidentiality Agreement”).  No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement.

Section 6.04. No-Shop.

(a)       No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.04, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, shall cause its Subsidiaries not to and shall instruct its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of (including by way of furnishing non-public information) any inquiry or proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage, facilitate or participate in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party, (iii) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) (A) withhold (or qualify or modify in a manner adverse to Parent or Merger Sub) the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement in accordance with Section 6.02 or (B) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in the foregoing (a)(iv)(A) and (a)(iv)(B), an “Adverse Recommendation Change”) or (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement providing for, or that could reasonably be expected to lead to, an Acquisition Proposal; provided that the foregoing shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting (on a confidential, non-public basis) any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries in the event that the Board of Directors (or any committee thereof) concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors to the stockholders of the Company under Applicable Law.  Within two Business Days after the date hereof, the Company shall (1) request in writing that each Person who has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (2) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives.

(b)       Exceptions.  Notwithstanding anything contained in this Section 6.04 to the contrary, at any time prior to receipt of the Company Stockholder Approval:

(i)       the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide Acquisition Proposal (that was not solicited in violation of and did not otherwise result from a breach of Section 6.04(a)) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or could reasonably be expected to lead to a Superior Proposal, and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such nonpublic information or access is substantially concurrently provided or made available to Parent or its Representatives; and

(ii)       subject to compliance with Section 6.04(d), the Board of Directors may, (A) in response to a bona fide Acquisition Proposal (that was not solicited in violation of and did not otherwise result from a breach of Section 6.04(a)) that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal or (B) in response to an Intervening Event, make an Adverse Recommendation Change, if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal (provided that neither the Company nor the Board of Directors (nor any committee thereof) may make an Adverse Recommendation Change unless permitted by this Section 6.04(b)), or (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act that does not include an Adverse Recommendation Change.

(c)       Required Notices.  Following the date of this Agreement and prior to the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall notify Parent promptly (and in any event within 24 hours) of the receipt by the Company or its Representatives of any Acquisition Proposal or any offers, proposals, inquiries or indications of interest for discussions or negotiations with respect thereto that could reasonably be expected to lead to an Acquisition Proposal, including, to the extent then known to the Company, (i) the identity of the Person making the Acquisition Proposal or offer, proposal, inquiry or indication of interest and (ii) a summary of the material terms and conditions thereof, and the Company shall keep Parent reasonably informed as to the status thereof, including any material amendment or modification to the material terms of any Acquisition Proposal.

(d)       Last Look.  Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least three Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and (A) in the case of a Superior Proposal, attaching a copy of all proposed agreements and other documents and information contemplated by Section 6.04(c) for the Superior Proposal, if applicable, or (B) in the case of an Intervening Event, a reasonably detailed description of the facts and circumstances relating to such Intervening Event (in each case, which notice shall not constitute an Adverse Recommendation Change), (ii) during such three Business Day period following the date on which such notice is received, the Company shall have and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal (or in the case of an Intervening Event, would not obviate the need to effect the Adverse Recommendation Change) and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be two Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) anew with respect to such additional notice, including clauses (i) through (iii) above.

(e)       Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of such term) that did not result from a breach of Section 6.04(a) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to the Company’s stockholders than the Merger, in each case, taking into consideration any relevant factors as determined by the Board of Directors and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.04 that, if accepted by the Company, would be binding upon Parent.

(f)       Definition of Intervening Event.  For purposes of this Agreement, “Intervening Event” means any material event, fact, circumstance, development or occurrence first occurring after the date of this Agreement that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval, or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the material consequences of which (or the magnitude thereof) were not, and, in each case, does not relate to an Acquisition Proposal; provided that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (A) the Company meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period, (B) changes in the market price or trading volume of Company Common Shares; provided that in the case of the foregoing clauses (A) and (B), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event, and (C) any event, fact or circumstance resulting from any breach of this Agreement by the Company.

Section 6.05. Stock Exchange Delisting.  Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Shares from the NASDAQ and the deregistration of the Company Common Shares and the suspension of the Company’s reporting obligations under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06. ABL Cooperation.

(a)       Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide such cooperation as is reasonably requested by Parent in connection with:

(i)       obtaining a waiver, consent or amendment in form and substance reasonably satisfactory to Parent and Merger Sub from the requisite lenders under that certain ABL Credit Agreement, dated as of October 25, 2019, by and among, inter alios, the Company, Wells Fargo Bank, National Association, a national banking association, as administrative agent and collateral agent, and the lenders party thereto (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “ABL Credit Agreement”), with respect to any change of control or similar provisions contained therein that would otherwise result in a breach thereunder by the consummation of the transactions contemplated by this Agreement; or

(ii)       obtaining any financing undertaken by Parent to replace, refinance, or repay the obligations outstanding under the ABL Credit Agreement (any such financing, a “Refinancing Facility”), which cooperation in connection with any such Refinancing Facility shall include, in each case to the extent usual and customary in connection with such Refinancing Facility, using commercial reasonable efforts to: (i) facilitate customary field exams and appraisals, complete any borrowing base certificate and establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (ii) provide direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential financing sources for such Refinancing Facility (“Financing Sources”), on the other hand, (iii) execute and deliver any credit agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents and facilitate the obtaining of guarantees and pledge of collateral and other matters ancillary to any Refinancing Facility, as may be requested by Parent and (iv) assist the Financing Sources in benefiting from the existing lending and investment banking relationships of the Company; provided that nothing herein shall require the Company or any of its Subsidiaries to: (v) take any action in respect of the Refinancing Facility to the extent that such action would cause any condition to Closing set forth herein to fail to be satisfied or otherwise result in a breach of this Agreement by the Company; (w) take any action in respect of any Refinancing Facility that would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Law; (x) take any action to the extent such action would unreasonably interfere with the business or operations of the Company or its Subsidiaries; (y) execute and deliver any letter, agreement, document or certificate in connection with the Refinancing Facility or take any corporation action that is not contingent on, or that would be effective prior to, the occurrence of the Closing; or (z) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with any Refinancing Facility prior to the Closing Date.

(b)       If Parent requests the Company’s cooperation pursuant to Section 6.06(a)(ii) at least ten (10) days prior to the Closing Date, no later than three (3) Business Days prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Parent a draft of a customary payoff letter from the administrative agent under the ABL Credit Agreement (with a final executed payoff letter delivered no later than (1) Business Day prior to the Closing Date) setting forth (x) the aggregate amount required to be paid to fully satisfy and discharge all outstanding obligations of the Company and its Subsidiaries under the ABL Credit Agreement as of the Closing Date (the “Payoff Amount”) and (y) that, upon receipt of the Payoff Amount, all obligations under the ABL Credit Agreement shall be satisfied and discharged in full, all guarantees in connection therewith shall be released, and all liens securing such obligations shall be released and terminated, and the administrative agent thereunder shall authorize the filing of UCC termination statements and such other documentation as is necessary to evidence such release.

(c)       Notwithstanding anything to the contrary in this Agreement, (x) no condition to Closing set forth herein shall fail to be satisfied solely as a result of the failure to obtain a waiver, consent or amendment in respect of the ABL Credit Facility pursuant to Section 6.06(a)(i) and (y) a breach of Section 6.06(a)(ii) will only constitute a breach of the Company for purposes of Section 9.02 if (i) the Company shall have willfully breached any of its obligations under Section 6.06(a)(ii), (ii) Parent has provided the Company with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Company has failed to cure such breach within five Business Days thereof and (iii) such breach shall have been the proximate and direct cause of the Refinancing Facility not being consummated.

Section 6.07. Locums Cooperation. Without limiting any other provision of this Agreement, prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide such cooperation as is reasonably requested by Parent in connection with Parent’s preparation for a potential sale of the Company’s locums business division (“Locums Business”) to All Star Healthcare Solutions (“All Star”), an Affiliate of Parent, at, immediately prior to or following (and in each case conditioned upon) the Closing (the “Locums Transaction”), including using commercially reasonable efforts in connection with (a) preparing and filing promptly after the date hereof all applications or other filings required to be filed with any Governmental Authority in connection with the Locums Transaction and requested by Parent in writing (including but not limited to those listed on Section 6.07 of the Company Disclosure Schedule), (b) preparing to assign or transfer all assets of the Company and its Subsidiaries (including leases and other contracts) used, exclusively held for use by or required for use in the Locums Business to Medical Doctor Associates, LLC, a Delaware limited liability company (“MDA”), or Credent Verification and Licensing Services, LLC, a Delaware limited company (“Credent”), and, if requested by Parent, forming a new Delaware limited liability company and preparing to transfer all of the limited liability company interests of MDA and Credent to such Delaware limited liability company, (c) executing any documents reasonably requested by Parent in connection with the Locums Transaction, including a purchase agreement, transition services agreement (if required) and other ancillary documents with respect to such sale; provided, that no such documents shall become effective until the Closing or impose any liability or obligation on the Company or any of its Subsidiaries before the Closing occurs (provided, however, that, to the extent requested by Parent and not reasonably expected to result in any adverse consequences to the Company or its Subsidiaries if the Closing does not occur, any such documents contemplated by this clause (c) may be deemed to be effective immediately prior to (but conditioned upon) the Effective Time for tax and other applicable purposes), (d) seeking the release of all liens under the ABL Credit Agreement over the equity interests in and assets of MDA or Credent and any other assets of the Company and its Subsidiaries to potentially be assigned or transferred to MDA or Credent pursuant to the foregoing clause (b), and (e) providing Parent and its Affiliates and their Representatives with such information as is reasonably requested in relation to the Locums Transaction, the structure of the Locums Transaction and the planning for the post-closing operations of the Locums Business; provided, that all such cooperation shall be subject to the limitations set forth in Section 6.03. In furtherance of the immediately preceding sentence and without limiting the foregoing, for purposes of the Confidentiality Agreement, the Company hereby consents to Parent sharing “Evaluation Material” of the Company and its Subsidiaries (as defined therein) with All Star and its executives and employees, subject to the limitations set forth in Section 6.03 and any “clean team” limitations as may be determined to be advisable by the Company’s outside antitrust counsel. Notwithstanding the foregoing, (i) Parent acknowledges and agrees that neither the consummation of the Locums Transaction nor, assuming compliance with the Company’s obligations under this Section 6.07 with respect thereto, the satisfaction of any of the items set forth in (a)-(e) of the previous sentence, is a condition to the Closing, (ii) the Company shall not be required to take any action pursuant to this Section 6.07 that would reasonably be expected to prevent, impair or delay the Closing or otherwise adversely impact the Locums Business (and, subject to the satisfaction of the conditions to the Closing set forth in Section 9.01 and Section 9.02, no sale of the Locums Business shall prevent, impair or delay the Closing) and (iii) the Company shall not be required to pay any amounts, grant any accommodation or incur any liabilities or obligations that would be paid or effective prior to the Closing to obtain any consents or approvals of third parties or Governmental Authorities (other than as required by the last sentence of Section 8.01(c)) in connection with the Locums Transaction. If this Agreement is terminated prior to the Closing, Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and its Subsidiaries in connection with the Company’s compliance with its obligations under this Section 6.07.

Article 7
Covenants of Parent

Section 7.01. Conduct of Parent.  Parent shall not, and shall cause KLC Fund II LP, a Delaware limited partnership, KLC Fund II-A LP, a Delaware limited partnership, KLC FF Fund II LP, a Delaware limited partnership, KL Champion Holdings LP, a Delaware limited partnership, and their respective portfolio companies and other controlled Affiliates not to, from the date of this Agreement to the Effective Time, (a) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof, or (b) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any securities, assets or businesses, unless such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not reasonably be expected to (i) prevent, delay or impede the obtaining of, or increase in any respect the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger, the Locums Transaction or the expiration or termination of any applicable waiting or approval period, (ii) increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the Merger or the Locums Transaction or (iii) increase the risk of not being able to remove any such order on appeal or otherwise.

Section 7.02. Obligations of Merger Sub.  Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

Section 7.03. Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)       For six years after the Effective Time, Parent shall cause to be maintained in effect all provisions in the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability and indemnification of directors, officers, employees, fiduciaries and agents (each, an “Indemnified Person”) and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(b)       Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the noncancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided that in no event shall the Company expend an amount for such “tail” insurance policy in excess of the Maximum Premium. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this Section 7.03 an aggregate premium amount in excess of 300% of the premium amount per annum for the Company’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies (the “Maximum Premium”); and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)       If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(d)       The rights of each Indemnified Person under this Section 7.03 will be in addition to any rights such Person may have under the organizational documents of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries shall amend, repeal or otherwise modify any such rights in any manner that would adversely affect any right of any Indemnified Person thereunder.  These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Employee Matters.

(a)       Parent hereby acknowledges and agrees that a “Change in Control” (or similar phrase) within the meaning of the Company Stock Plans and other Company Plans containing change in control provisions will occur as of the Effective Time.

(b)       For a period commencing at the Effective Time and ending on the date that is 12 months thereafter (or such earlier date that any Continuing Employee terminates employment), Parent shall cause each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time whose employment continues as of the Effective Time (each, a “Continuing Employee”) to receive (i) an annual base salary or wage level, (ii) cash bonus opportunities (excluding any equity or equity based compensation, change in control, retention, one-time special bonus opportunities, or other similar payments) and (iii) employee benefits (excluding severance benefits, equity or equity-based compensation, change in control, retention, one-time special bonus opportunities, deferred compensation, defined benefit pension and retiree medical or life insurance benefits), in each case of subsections (i) through (iii) above, that are substantially comparable in the aggregate to what is provided to such Continuing Employee as of immediately prior to the Effective Time.

(c)       To the extent the short-term incentive bonuses for the performance period in which the Effective Time occurs (or the immediately preceding performance period) remain unpaid as of Closing (whether Closing occurs during such performance period or thereafter), Parent shall pay bonuses provided under the Company’s short-term performance bonus programs for such applicable fiscal year in which the Effective Time occurs to each Continuing Employee based on an amount no less than the actual level of performance through the latest practicable date prior to the Effective Time as reasonably determined by the Compensation Committee and as provided under the terms of such incentive plan as in effect as of immediately prior to the Closing (the “Short-Term Incentives”).  The Short-Term Incentives shall be paid by Parent or a Subsidiary of Parent (including the Surviving Corporation) at the time or times that the Short-Term Incentives would normally be paid by the Company, but in all events within sixty days following the end of the applicable performance period relating to the Short-Term Incentives.

(d)       Parent shall cause the Surviving Corporation and any of their respective Subsidiaries (and any of their respective third-party insurance providers or third-party administrators) to (i) use its commercially reasonable efforts, to the extent permissible under such plans, to waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan in which such Continuing Employees may be eligible to participate as of or after the Effective Time, to the extent pre-existing conditions and waiting periods did not apply or were satisfied under a similar Company Plan prior to the Effective Time, and (ii) credit each Continuing Employee, as of and after the Effective Time, to the extent permissible under such plans, for any copayments, deductibles, offsets or similar payments made under the relevant group health plan of the Company or any of its Subsidiaries during the plan year that includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable group health plans of Parent, Merger Sub or any of their respective Subsidiaries (including the Surviving Corporation and its Subsidiaries).  In addition, as of the Effective Time, Parent shall use commercially reasonable efforts to cause the Surviving

Corporation and any applicable Subsidiary, to the extent permissible under such plans, to give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation and paid time off, if applicable) under any compensation and benefit plans, programs, policies, agreements and arrangements maintained by Parent, Merger Sub or an applicable Subsidiary (including the Surviving Corporation and its Subsidiaries) in which any Continuing Employee may be eligible to participate after the Effective Time, to the same extent and for the same purpose that such service was credited for under any similar Company Plan immediately prior to the Effective Time, provided that such credit for service shall not apply to, and shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree health or defined benefit retirement benefits or severance benefit plans.  In no event shall anything contained in this Section 7.04(b) result in a duplication of benefits or compensation.

(e)       Effective no later than the day immediately preceding the Closing Date, the Company shall terminate the Company Plans listed in Section 7.04(e) of the Company Disclosure Schedule maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing written notice to the Company at least ten (10) Business Days prior to the Closing Date. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Plans have been terminated.

(f)       Prior to making any broad-based or any written communications to Company Service Providers pertaining to compensation or benefit matters that relate to the Merger (other than any communications consistent in all material respects with prior communications made by the Company or Parent in accordance with this Section 7.04(f)), the Company shall, to the extent not prohibited by Applicable Law, (i) provide Parent with a copy of the intended communication, (ii) give Parent a reasonable period of time to review and comment on the communication (which review and comment shall not cause unreasonable delays in the intended circulation of such communication) and (iii) consider any reasonable comments in good faith.

(g)       Without limiting the generality of Section 11.06, the provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.04.  Nothing herein shall, or be deemed to, (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates (including the Surviving Corporation and its Subsidiaries); (ii) alter or limit Parent’s, Merger Sub’s or any of their respective Affiliates’ (including the Surviving Corporation’s) ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement, (iii) confer upon any Company Service Provider any right to employment or continued employment for any period of time by reason of this Agreement, (iv) prevent the Parent, Merger Sub or any of their respective Affiliates (including the Surviving Corporation) from terminating the employment of any Continuing Employee following the Effective Time.  For avoidance of doubt, following the Effective Time, Parent and any of its Affiliates may terminate the employment of any Continuing Employee at any time for any reason, and may change any compensation or benefits offered to any Continuing Employee at any time for any reason.

Article 8
Covenants of Parent and the Company

Section 8.01. Regulatory Undertakings.  (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Section 8.01(c) and any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use commercially reasonable efforts to take, or cause their respective controlled Affiliates to take, all actions and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including without limitation the Locums Transaction, as soon as practicable (and in any event prior to the End Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits (including those listed on Section 4.03 of the Company Disclosure Schedule), authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Required Regulatory Approvals, as soon as practicable (and in any event prior to the End Date).

(b)       In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and Parent shall cause its Affiliates to) make an appropriate filing of any required Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby, including the concurrent filing of any required Notification and Report Forms pursuant to the HSR Act with respect to the Locums Transaction and the Merger, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act), and furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement; provided, that materials required to be provided pursuant to this Section 8.01(b) may be redacted (A) as necessary to comply with contractual arrangements, (B) as necessary to comply with Applicable Law, and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 8.01 as “Outside Counsel Only.”  Without limiting the foregoing, Parent shall, and shall cause its Affiliates (including All Star) to, agree on a written indication of interest for the Locums Transaction with sufficient detail for purposes of filing the required Notification or Report Forms pursuant to the HSR Act in connection with the Locums Transaction as promptly as practicable and in any event prior to the filing of such Notification and Report Forms, and the Company shall not be required to be a party to such indication of interest. Each of Parent and the Company shall (and Parent shall cause its Affiliates to) (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Competition Laws as promptly as practicable, in each case with respect to the transactions contemplated by this Agreement (including the Locums Transaction) and (ii) not extend any waiting period under the HSR Act or under any other applicable Competition Law or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement (including the Locums Transaction), except with the prior written consent of the other parties hereto.

(c)       Notwithstanding anything to the contrary contained herein (but subject to the terms and conditions of this Section 8.01(c)), if any objections are asserted with respect to the transactions contemplated by this Agreement, including without limitation the Locums Transaction, under the HSR Act, any other applicable Competition Law or in connection with any Required Regulatory Approval, or if any Proceeding is instituted or threatened by any Governmental Authority or a Third Party challenging any of the transactions contemplated by this Agreement, in each case, pursuant to any applicable Competition Law, Parent shall take, or cause to be taken (including by causing its Subsidiaries and Affiliates to take), all actions necessary to resolve such objections as promptly as practicable. Without limiting the generality of the foregoing, in connection with any such objection or Proceeding, but subject to the following sentence, Parent shall, and shall cause its Subsidiaries and Affiliates to, take all actions as may be necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act or any such other Competition Law or in connection with any Required Regulatory Approval so as to enable the consummation of the transactions contemplated hereby (including the Locums Transaction) to occur as promptly as practicable and in any event no later than the End Date, including (A) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of the Company or any of its Subsidiaries, (B) terminating, amending or assigning any investments or other existing relationships, or any other contractual rights or obligations of the Company or any of its Subsidiaries, (C) terminating any venture or other arrangement of the Company or any of its Subsidiaries, (D) granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party with respect to the Company or any of its Subsidiaries, (E) imposing limitations on Parent or any of its Affiliates (including Merger Sub and All Star) or the Company or any of its Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets of the Company or any of its Subsidiaries, or (F) effectuating any other change or restructuring of the Company or any of its Subsidiaries (clauses (A)–(F), a “Divestiture Action”).  Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to (x) litigate any Proceeding, judicial or administrative, brought by any Person in any court or before any Governmental Authority, or contest or seek to have, vacated, lifted, altered or reversed any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (y) agree to any Divestiture Action (I) that would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, (II) that is not solely limited to the Company and its Subsidiaries and (III) that is not conditioned upon the consummation of the Merger. At the request of Parent, the Company shall agree to any Divestiture Action relating to the Company and its Subsidiaries; provided that, notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries shall not be required to agree to any Divestiture Action that is not conditioned upon the consummation of the Merger.

(d)       Parent shall, following good faith consultation with the Company and subject to compliance with its obligations under this Section 8.01, including without limitation Section 8.01(e), be entitled to lead all communications with any Governmental Authority and have the right to control, develop and direct all strategy with respect to any actions to be taken by the parties pursuant to this Section 8.01 to obtain all consents, clearances, authorizations and/or approvals required under the HSR Act or any other applicable Competition Law, in connection with the transactions contemplated by this Agreement. In connection with the foregoing, Parent shall (i) keep the Company informed on a timely manner with all communications with a Governmental Authority regarding the transactions contemplated by this Agreement, including without limitation the Locums Transaction, and shall give the Company and its representatives the opportunity to participate in any such discussions and (ii) consider in good faith any suggestions and recommendations from the Company as to strategy and approach to, and communications with, any Governmental Authority in connection with the foregoing.

(e)       Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby (including the Locums Transaction) and, subject to Applicable Law, permit counsel for the other parties a reasonable opportunity to review in advance, any written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such counsel of the other party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings (other than Item 4(c) and Item 4(d) documents) and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws in connection with this Agreement; provided, that materials required to be provided pursuant to this Section 8.01(e) may be redacted (A) as necessary to comply with contractual arrangements, (B) as necessary to comply with Applicable Law, and (C) as necessary to address reasonable privilege or confidentiality concerns, and (D) to remove information concerning the valuation of the Company and its Subsidiaries; provided, further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 8.01 as “Outside Counsel Only.”  The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto to or before any Governmental Authority in connection with any Proceedings under any Competition Law.

(f)       Parent shall pay and be responsible for all filing fees required pursuant to the HSR Act and any other applicable Competition Law. For the avoidance of doubt, each party shall be responsible for its own expenses and costs, including advisor fees, incurred in connection with or in furtherance of obtaining approval from any Governmental Authority for the consummation of the transactions contemplated by this Agreement.

(g)       In connection with any sale of the Locums Business, Parent acknowledges and agrees that Parent and All Star will be required to agree to take any action that Parent is required to take under this Section 8.01, including in order to obtain any consents or approvals of Governmental Authorities or third parties required to consummate such sale (subject to Section 8.01(c)). For the avoidance of doubt, any breach by KL Champion Holdings LP or All Star of any provision of this Section 8.01 that is applicable to such Person in their capacity as an Affiliate of Parent will be deemed to be a breach by Parent of this Section 8.01 (including for purposes of determining whether such breach constitutes a Willful Breach).

Section 8.02. Certain Filings.

(a)       Promptly following the date of this Agreement, the Company shall prepare (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) and no later than three Business Days after the date hereof file or cause to be filed with the SEC a preliminary proxy statement relating to the Company Stockholders Meeting (as amended or supplemented, the “Proxy Statement”).

(b)       The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(c)       Parent shall, upon the Company’s request, promptly furnish to the Company all information concerning itself, its Subsidiaries, directors and officers and (to the extent reasonably available to Parent or its Subsidiaries) such other information concerning Parent or Merger Sub as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to the SEC or the NASDAQ in connection with the Proxy Statement.  Parent and the Company shall each use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing.  Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good-faith consideration to any comments made by Parent and its counsel in connection therewith.  The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given).

(d)       If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 8.03. Public Announcements.  The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent.  Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company (a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.  Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.03.

Section 8.04. Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Company Common Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of any of the following: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such notices or communications contemplated by Section 8.01, which shall be governed by such Section), (c) any Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or that relate to the consummation of the transactions contemplated by this Agreement, (d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Merger contained in Article 9 not being satisfied or the satisfaction of those conditions being materially delayed and (e) in the case of the Company, any materially adverse written communications from the California Department of Social Services relating to the California Department of Social Services appeals and pending California home care organization license application arising prior to the Closing Date, in each case, solely to the extent permitted by Applicable Law; provided that the delivery of any notice pursuant to this Section 8.06 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided, further, that a party’s failure to comply with this Section 8.06 shall not constitute a breach of this Section 8.06, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, unless the underlying event would independently result in the failure of a condition of the other party’s obligation to consummate the Merger set forth in Article 9 to be satisfied.

Section 8.07. Litigation and Proceedings.  The Company shall promptly notify Parent of any action brought by stockholders of the Company against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise).  The Company shall control the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that, other than Proceedings between or among the parties hereto, the Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, including by giving Parent an opportunity to participate, at Parent’s expense, in such litigation or other Proceedings, including the right to review and comment (which comments the Company shall consider in good faith) on all filings or responses to be made by the Company in connection with any such Proceeding; and provided, further, that, other than Proceedings between or among the parties hereto, the Company agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.08. Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation, including any takeover statute, shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use commercially reasonable efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.09. Resignations.  The Company shall (a) cause to be delivered to Parent resignations executed by each director and officer of the Company in office as of immediately prior to the Effective Time (solely in their capacity as such) to the extent specified in writing by Parent at least five Business Days prior to the Closing Date or (b) provide other evidence of the removal of each such director and officer of the Company in office as of immediately prior to the Effective Time (solely in their capacity as such) which, in either case, shall be effective upon the Effective Time.

Article 9
Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by Parent and the Company) of the following conditions:

(a)       the Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b)       no Order issued by any Governmental Authority prohibiting, rendering illegal or enjoining the consummation of the Merger or, solely with respect to the HSR Act or the Clayton Antitrust Act of 1914, the Locums Transaction shall have taken effect after the date hereof and shall still be in effect (a “Legal Restraint”); and

(c)       any applicable waiting period under the HSR Act relating to the Merger or the Locums Transaction (or extensions thereof), and any commitment to or agreement (including any timing agreement) with any Governmental Authority with respect thereto (in each case, that was mutually agreed by Parent and the Company) to delay the consummation of, or not to consummate before a certain date, any of the transactions contemplated by this Agreement (including the Locums Transaction), shall have expired or been terminated.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by Parent) of the following additional conditions:

(a)       (i) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.22 (Finders’ Fees) and Section 4.23 (Opinion of Financial Advisor) shall be true and correct in all material respects (other than any such representations and warranties qualified by materiality or Company Material Adverse Effect qualifications, which shall be true and correct in all respects), in each case, as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct as of such specified time), (ii) the representations and warranties in Section 4.05(a) and Section 4.05(b) (Capitalization) shall be true and correct in all respects except for any de minimis inaccuracies as of the Closing Date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct in all respects except for any de minimis inaccuracies as of such specified time), (iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing as if made at and as of such time, (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (v) Parent shall have received a certificate signed by an executive officer of the Company on behalf of the Company to the effect that the conditions set forth in foregoing clauses (i) – (iv) and Section 9.02(b) and 9.02(c) have been satisfied.

(b)       The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)       Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing, and there shall not have been any Effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 9.03. Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by the Company) of the following additional conditions:

(a)       (i) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a) (Non-Contravention ) and Section 5.07 (Finders’ Fees) shall be true in all material respects as of the Closing Date (other than any such representations and warranties qualified by materiality or Parent Material Adverse Effect qualifications, which shall be true in all respects) as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all respects as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by an executive officer of Parent on behalf of Parent to the effect that the conditions set forth in foregoing clauses (i) - (ii) and Section 9.03(b) have been satisfied.

(b)       Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

Section 9.04. Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such party’s fraud or Willful Breach of this Agreement.

Article 10
Termination

Section 10.01. Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)       by mutual written agreement of the Company and Parent;

(b)       by either the Company or Parent, if:

(i)       the Merger has not been consummated on or before October 6, 2026 (the “End Date”); provided that if, as of such date, the condition set forth in either (x) Section 9.01(c) or (y) solely as a result of any Order under or pursuant to the HSR Act, Section 9.01(b), has not been satisfied or (to the extent permitted) waived, but all other conditions to Closing set forth in Article 9 have been satisfied or waived (or would be satisfied if the Closing were to occur as of such date), the End Date shall automatically be extended until January 6, 2027; provided further that if, as of such extended date, the condition set forth in either (x) Section 9.01(c) or (y) solely as a result of any Order under or pursuant to the HSR Act, Section 9.01(b), has not been satisfied or (to the extent permitted) waived, but all other conditions to Closing set forth in Article 9 have been satisfied or waived (or would be satisfied if the Closing were to occur as of such date), the End Date shall automatically be further extended until April 6, 2027; provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has caused or resulted in the failure of the Closing to occur on or before the End Date;

(ii)       there shall be any Legal Restraint rendering illegal or permanently enjoining the consummation of the Merger or, solely with respect to the HSR Act, or the Clayton Antitrust Act of 1914, the Locums Transaction and such Legal Restraint shall have become final and non-appealable; or

(iii)       at the Company Stockholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken, the Company Stockholder Approval shall not have been obtained; or

(c)       by Parent, if:

(i)       prior to receipt of the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred;

(ii)       prior to receipt of the Company Stockholder Approval, there shall have been a material breach by the Company of any of its obligations under Section 6.02 or Section 6.04; or

(iii)       a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02(a)(i)-(iv) or Section 9.02(b) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 30 calendar days after the Company’s receipt of written notice thereof from Parent (or, if earlier, one Business Day prior to the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(iii) shall not be available if Parent or Merger Sub is in breach of any provision of this Agreement or if there is any inaccuracy of any of its representations and warranties, and which breach or inaccuracy caused or resulted in the failure of any of the conditions set forth in Section 9.03(a) or Section 9.03(b) to be satisfied; or

(d)       by the Company, if:

(i)       prior to receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal in accordance with Section 6.04 (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 10.03; or

(ii)       a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred (A) that would cause the conditions set forth in Section 9.03(a)(i), Section 9.03(a)(ii) or Section 9.03(b) not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 30 calendar days after its receipt of written notice thereof from the Company (or, if earlier, one Business Day prior to the End Date);

provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if the Company is in breach of any provision of this Agreement or if there is any inaccuracy of any of its representations and warranties, and which breach or inaccuracy caused or resulted in the failure of any of the conditions set forth in Section 9.02(a) or 9.02(b) to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties specifying the provision of Section 10.01 pursuant to which this Agreement is being terminated, and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

Section 10.02. Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, subject to Section 10.03, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any stockholder, director, officer, employee, agent, consultant or Representative of such party); provided that, if such termination shall result from fraud or a Willful Breach, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by a party’s stockholders (or holders of Company Securities) (including, in the case of the Company, the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors on behalf of the Company’s shareholders (or holders of Company Securities) and taking into consideration all other relevant matters, including other combination opportunities and the time value of money), which will be deemed in such event to be damages of such party as determined by the trier of fact) incurred or suffered by the other parties as a result of such fraud or Willful Breach; provided further, that the maximum aggregate liability of Parent and Merger Sub pursuant to this Agreement and of the Equity Financing Sources pursuant to the Limited Guaranty for any liabilities and damages payable pursuant to this Section 10.02 shall be $437,325,380. Notwithstanding the previous sentence, the Confidentiality Agreements and the provisions of Section 6.03(b), the last sentence of Section 6.07, Section 8.03, this Section 10.02, Section 10.03 and Article 11 shall survive any termination hereof pursuant to Section 10.01. For the avoidance of doubt, Parent or the Company, as applicable, may seek specific performance in accordance with Section 11.13 to cause the Company or Parent, as applicable, to consummate the Merger or the payment of damages for fraud or Willful Breach to the extent permitted by this Section 10.02, but in no event shall Parent or the Company, as applicable, be entitled to both (A) equitable relief damages or equitable relief ordering the Company or Parent, as applicable, to consummate the Merger and (B) the payment of (i) damages for fraud or Willful Breach pursuant to this Section 10.02 or (ii) the Company Termination Fee or the Parent Regulatory Termination Fee and any Enforcement Costs, as applicable, pursuant to Section 10.03.

Section 10.03. Termination Fee.

(a)       (i) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent in immediately available funds the Company Termination Fee, in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii)       If (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 10.01(b)(iii) (Company No Vote), (2) prior to the receipt of the Company Stockholder Approval, by Parent or the Company pursuant to Section 10.01(b)(i) (End Date), or (3) by Parent pursuant to Section 10.01(c)(ii) (Company No Shop Breach) or Section 10.01(c)(iii) (Company Breach), (B) after the date of this Agreement and prior to the applicable termination (or, in the case of a termination pursuant to Section 10.01(b)(iii) (Company No Vote), the Company Stockholders Meeting), an Acquisition Proposal shall have been publicly announced and not withdrawn and (C) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal and such Acquisition Proposal is subsequently consummated (provided that for purposes of this Section 10.03(a)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the consummation of such Acquisition Proposal described in this clause (C), the Company Termination Fee.

(iii)       If this Agreement is terminated by Parent or the Company pursuant to (A) (1) Section 10.01(b)(i) (End Date) and, at the time of such termination, the conditions set forth in Section 9.01(b) (as a result of a Legal Restraint with respect to Competition Laws) or Section 9.01(c) shall not have been satisfied or (2) Section 10.01(b)(ii) (Order) with respect to Competition Laws, and, at the time of such termination referred to in clause (1) or (2) above, the conditions set forth in Section 9.02 would be satisfied or waived if the Closing were to occur on the termination date (or would not be satisfied as a result of the same facts that resulted in the conditions in Section 9.01(b) or Section 9.01(c) not being satisfied) or (B) Section 10.01(d)(ii) (Parent Breach) as a result of a material breach by Parent of Section 5.02(b) or Section 8.01, then Parent shall, within two Business Days of receipt of a written demand for payment from the Company (a “Payment Demand”), and in any event by the date being sixty (60) days following such termination unless the Company has delivered a Payment Waiver to Parent prior to such date, pay or cause to be paid to the Company in immediately available funds $14,213,075 (such fee, the “Parent Regulatory Termination Fee”) and any out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred by the Company and its Subsidiaries in connection with the successful collection of the Parent Regulatory Termination Fee up to a maximum aggregate amount of $1,000,000 (the “Enforcement Costs”).

(iv)       In no event shall the Company or Parent be required to pay the Company Termination Fee or Parent Regulatory Termination Fee, as applicable, on more than one occasion.

(b)       Each party agrees that (i) the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee or the Parent Regulatory Termination Fee and the Enforcement

Costs, as applicable, constitute a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary.  Each party further acknowledges that the Company Termination Fee or the Parent Regulatory Termination Fee and the Enforcement Costs, as applicable, if, as and when paid in accordance with the terms of this Section 10.03, is not a penalty, but is instead liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in circumstances in which such fee is payable for the efforts and resources expended, and opportunities forgone, while negotiating this Agreement, and for such party’s reliance on this Agreement, and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(c)       Notwithstanding anything herein to the contrary, (i) Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company and (ii) the Company agrees that, upon any termination of this Agreement under circumstances where the Parent Regulatory Termination Fee is payable by Parent, in each case pursuant to this Section 10.03 and such Company Termination Fee or Parent Regulatory Termination Fee and the Enforcement Costs, as applicable, are paid in full, (A) the Company Termination Fee or the Parent Regulatory Termination Fee and the Enforcement Costs, as applicable, shall be the sole and exclusive remedy of the applicable party in connection with this Agreement, the Equity Commitment Letter and the Limited Guaranty or the transactions contemplated hereby or thereby, (B) the applicable party shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other parties or their respective Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement, the Equity Commitment Letter, the Limited Guaranty or any agreements or transactions contemplated hereby or thereby, or under any theory of law or equity or in respect of any representations, warranties or other agreements made or alleged to be made in connection herewith or therewith, through the applicable party or otherwise, whether by or through attempted piercing of the corporate veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other Applicable Law, or otherwise and (C) upon any termination of this Agreement under circumstances where the Parent Regulatory Termination Fee is payable by Parent and such Parent Regulatory Termination Fee and the Enforcement Costs paid in full (I) neither Parent, the Equity Financing Sources nor any Parent Related Party shall have any liability to the Company, its stockholders or any of their respective Affiliates (or any other Person) relating to or arising out of this Agreement, the Equity Commitment Letter, the Limited Guaranty or any agreements or transactions contemplated hereby or thereby and (II) none of the Company, its Subsidiaries, its stockholders, any of their respective Affiliates nor any other Person (other than Parent) shall be entitled to bring or maintain any Proceeding against Parent, Merger Sub, the Equity Financing Sources or any other Parent Related Parties arising out of this Agreement, the Equity Commitment Letter, the Limited Guaranty, any agreements contemplated hereby or thereby any of the transactions contemplated hereby or thereby or any matters forming the basis for such termination; provided, that the Company may, at any time prior to the earlier of (i) the date that is sixty (60) days following such termination of this Agreement and (ii) the Company’s delivery to Parent of a Payment Demand, notify Parent in writing that it irrevocably waives its entitlement to the Parent

Regulatory Termination Fee and any Enforcement Costs (a “Payment Waiver”), in which case (x) none of Parent, Merger Sub, the Equity Financing Sources, any Parent Related Party or any other Person shall have any liability or obligation whatsoever to pay the Parent Regulatory Termination Fee or any Enforcement Costs, and (y) the Company may seek damages from Parent in respect of fraud or a Willful Breach by Parent or Merger Sub; provided further, that the maximum aggregate liability of Parent and Merger Sub pursuant to this Agreement and of the Equity Financing Sources pursuant to the Limited Guaranty for any liabilities and damages payable pursuant to Section 10.02 following such irrevocable election shall be $437,325,380.  For the avoidance of doubt, Parent or the Company, as applicable, may seek specific performance in accordance with Section 11.13 to cause the Company or Parent, as applicable, to consummate the Merger or the payment of the Company Termination Fee or the Parent Regulatory Termination Fee and the Enforcement Costs, as applicable, pursuant to this Section 10.03, but in no event shall Parent or the Company, as applicable, be entitled to both (A) equitable relief damages or equitable relief ordering the Company or Parent, as applicable, to consummate the Merger and (B) the payment of (I) damages for fraud or Willful Breach pursuant to Section 10.02 or (II) the Company Termination Fee or the Parent Regulatory Termination Fee and the Enforcement Costs, as applicable, pursuant to this Section 10.03.

Article 11
Miscellaneous

Section 11.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including e-mail; provided, that if the sender of an e-mail receives an automated response indicating that delivery was unsuccessful then such e-mail shall be deemed to not have been delivered for purposes hereof) and shall be given, if to Parent or Merger Sub, to:

c/o Knox Lane LP
655 Montgomery Street, Suite 1905

San Francisco, CA 94111

Attn: Shamik Patel; Brent Gunderson; Rick Madden

Email: spatel@knoxlane.com; bgunderson@knoxlane.com; rmadden@knoxlane.com with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

2049 Century Park East, 37th Floor

Los Angeles, CA 90067

Attn: Hamed Meshki, P.C.; Daniel A. Guerin, P.C.; James Brownstein

Email: hamed.meshki@kirkland.com; daniel.guerin@kirkland.com; james.brownstein@kirkland.com if to the Company, to:

Cross Country Healthcare, Inc.
6551 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487
Attention: Kevin Clark, Chairman and Chief Executive Officer
E-mail: kclark@crosscountry.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue

New York, New York 10017
Attention: H. Oliver Smith
                  Brian Wolfe
E-mail: oliver.smith@davispolk.com
             brian.wolfe@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto in accordance with this Section 11.01.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. No Survival of Representations and Warranties, Covenants and Agreements.  The representations and warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in Section 8.03 and this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after termination).

Section 11.03. Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.  Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule.  The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such reference.  The inclusion of an item in the Company Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred.  Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections.  The information provided in the Company Disclosure Schedule is being provided solely for the purpose of making disclosures to Parent under this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.

(a)       Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provision of Section 7.03, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; and (ii) the right of any holders of Company Common Shares and Company Equity Awards to receive the Merger Consideration following the Effective Time in accordance with the terms and conditions of this Agreement, which shall inure to the benefit of the Persons benefitting therefrom who are intended to be third-party beneficiaries thereof.

(b)       No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent or Merger Sub may transfer or assign its respective rights and obligations under this Agreement, in whole or, from time to time, in part, (i) to one or more of its Affiliates at any time, and (ii) after the Effective Time, to any Person (including as collateral to any financing sources); provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations under this Agreement or enlarge, alter or change any obligation of the Company hereunder.  Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void.

Section 11.07. Governing Law.  This Agreement and any Proceeding arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state or other rules that would result in the application of the laws of a different jurisdiction.

Section 11.08. Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement.  This Agreement and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, the parties hereto agree that the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.  The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of speciﬁc performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages (including any fee payable pursuant to Section 10.03) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law; provided that no party shall be entitled to both specific performance and a fee payable pursuant to Section 10.03.  Notwithstanding anything herein to the contrary, if, prior to the End Date, any party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by the amount of time during which such Proceeding is pending, plus five Business Days, or such longer time period established by the court presiding over such Proceeding, if any. For the avoidance of doubt, Parent or the Company, as applicable, may seek (x) specific performance in accordance with this Section 11.13 to cause the Company or Parent, as applicable, to consummate the Merger or (y) (i) damages for fraud or Willful Breach pursuant to Section 10.02 or (ii) the payment of the Company Termination Fee or the Parent Regulatory Termination Fee and any Enforcement Costs, as applicable, pursuant to Section 10.03, but in no event shall Parent or the Company, as applicable, be entitled to both (A) equitable relief damages or equitable relief ordering the Company or Parent, as applicable, to consummate the Merger and (B) the payment of (i) damages for fraud or Willful Breach pursuant to Section 10.02 or (ii) the Company Termination Fee or the Parent Regulatory Termination Fee and any Enforcement Costs, as applicable, pursuant to Section 10.03.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ Kevin C. Clark
	Name:	Kevin C. Clark
	Title:	Co-Founder, Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

KL CRISS CROSS INTERMEDIATE, LLC

By:	/s/ Shamik Patel
	Name:	Shamik Patel
	Title:	President

KL CRISS CROSS MERGER SUB, INC.

By:	/s/ Shamik Patel
	Name:	Shamik Patel
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation of Surviving Corporation

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CROSS COUNTRY HEALTHCARE, INC.

________________________, 202__

ARTICLE One

The name of the corporation is Cross Country Healthcare, Inc. (the “Corporation”).

ARTICLE Two

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE Three

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE Four

The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value per share.

ARTICLE Five

The Corporation shall have perpetual existence.

ARTICLE Six

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to make, alter, adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE Seven

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or as set forth in the Bylaws of the Corporation.  Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE Eight

Except to the extent that the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.  Any amendment or repeal of this Article Eight shall not adversely affect any right or protection of a director of the Corporation under the General Corporation Law of the State of Delaware existing at the time of such repeal or modification, and shall not apply to or have any effect on the liability or alleged liability of any director with respect to any acts or omissions of such directors occurring prior to such amendment or repeal.

ARTICLE Nine

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE Ten

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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ARTICLE Eleven

The Corporation shall indemnify to the fullest extent authorized or permitted by law, as now or hereafter in effect, any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation (each, an “Indemnified Person”). Such right to indemnification shall continue as to any such Indemnified Person who has ceased to be a director, officer or employee of the Corporation or any predecessor of the Corporation or any such other enterprise and shall inure to the benefit of such Indemnified Person’s heirs, executors and personal and legal representatives.  The right to indemnification conferred by this Article Eleven shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board, provide additional rights to indemnification and to the advancement of expenses to directors, officers and employees and agents of the Corporation (subject to the final paragraph of this Article Eleven).

The rights to indemnification and to the advance of expenses conferred in this Article Eleven shall not be exclusive of any other right which any person may have or hereafter acquire under this certificate of incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of the foregoing provisions of this Article Eleven by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of any Indemnified Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE Twelve

In recognition and anticipation that (i) the certain of the Covered Persons (defined below) may serve as directors or officers of the Corporation, (ii) the Sponsor (defined below) and its Affiliated Companies (defined below) engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and its Affiliated Companies may engage in material business transactions with the Sponsor and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article Twelve are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Covered Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

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The Corporation and its Affiliated Companies renounce, to the fullest extent permitted by law, any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined below).  As a result of such renunciation, (a) all Excluded Opportunities shall belong to the Sponsor and its Affiliated Companies, (b) no Covered Person shall have any duty to present any Excluded Opportunity to the Corporation or its Affiliated Companies, (c) the Covered Persons shall have the right to hold and exploit all Excluded Opportunities for their own account and benefit, or to direct, sell, assign or transfer any Excluded Opportunity to any other person or entity and (d) the Covered Persons cannot be, and shall not be, liable to the Corporation, its stockholders or its Affiliated Companies for breach of any fiduciary duty to the Corporation, its stockholders or its Affiliated Companies by reason of the fact that any Covered Person does not present any Excluded Opportunity to the Corporation or its Affiliated Companies or pursues, acquires or exploits any Excluded Opportunity for itself or directs, sells, assigns or transfers any Excluded Opportunity to any other person or entity.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Twelve.

To the extent that any provision of this Article Twelve is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Article Twelve.

“Affiliated Company” means (a) in respect of the Sponsor, (i) any entity that controls, is controlled by or is under common control with the Sponsor (other than the Corporation and any company that is controlled by the Corporation) and (ii) any investment fund managed by the Sponsor or any person or entity that controls, is controlled by or is under common control with the Sponsor and (b) in respect of the Corporation, any company controlled by the Corporation.

“Covered Persons” means (a) the Sponsor, its Affiliated Companies and any partner, member, director, officer, stockholder, employee or agent of the Sponsor or any of its Affiliated Companies, and (b) any person serving as a director, officer, employee or agent of the Corporation at the request of the Sponsor or any of its Affiliated Companies.

“Excluded Opportunity” means any matter, transaction or interest or potential matter, transaction or interest (including without limitation those that might be the same as or similar to the business or activities of the Corporation or any of its Affiliated Companies) that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of, any Covered Person unless such matter, transaction or interest is offered in writing to a Covered Person expressly and solely in such Covered Person’s capacity as a director or officer of the Corporation.

“Sponsor” means Knox Lane LP.

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IN WHITNESS WHEREOF, Cross Country Healthcare, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CROSS COUNTRY HEALTHCARE, INC.

By:
Name:
Title: